Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower
New York, New York 10022	1-212-863-4120
Dave Closs
Andrew M. Murstein, President	1-212-863-4115
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2016 THIRD QUARTER RESULTS

•	Third quarter earnings of $5,043,000, or $0.21 per diluted common share

•	Home improvement lending division of Medallion Bank grew at a rate of 17%

•	Consumer loans originated by Medallion Bank grew at a rate of 30%, adjusted for the second quarter loan sale

•	Book value per share, or net asset value, increased to $11.61 from $11.42 at year end

•	Managed assets were $1.634 billion, including $1.115 billion at Medallion Bank, both all-time highs

•	Net interest margin was 6.77% on a combined basis

•	Quarterly distribution of $0.05 per share declared

•	Company announces the extension of its stock buyback program

NEW YORK, NY – November 7, 2016 – Medallion Financial Corp. (Nasdaq: MFIN) announced that earnings, or net increase in net assets resulting from operations, were $5,043,000 or $0.21 per diluted common share and $16,458,000 or $0.68 in the 2016 third quarter and nine months, compared to $7,312,000 or $0.30 per share and $22,466,000 or $0.92 in the 2015 third quarter and nine months, primarily reflecting lower net interest income, partially offset by higher net realized/unrealized gains. Net investment income was ($0.11) for the quarter and ($0.08) in the nine months, compared to $0.17 and $0.55 in the 2015 periods; however, combined with Medallion Bank, net investment income was $0.67 and $1.57 for the quarter and nine months, compared to $0.42 and $1.12 a year ago.

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Medallion Financial Announces 2016 Third Quarter Results p. 2

Medallion Financial’s net interest margin was 1.28% for the 2016 third quarter, compared to 5.92% in the third quarter of 2015, and was 2.40% in the nine months, compared with 6.58% in the 2015 period, reflecting $5,000,000 less in dividends from Medallion Bank in the quarter, and $12,000,000 less in the nine months. On a combined basis with Medallion Bank, the net interest margin was 6.77% in the quarter and 6.76% in the nine months, compared to 6.89% and 6.99% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. This is due in part to the continued growth of the Bank’s home improvement lending division. The average interest rate for this product is approximately 9.7%, lower than the 16.8% rate for the marine and RV division, but with substantially stronger credits.

Andrew Murstein, President of Medallion Financial stated, “We are pleased with the 2016 third quarter and year-to-date results, which reflected stellar results in our consumer and mezzanine lending businesses, and continued maintenance of the medallion lending business. Both we and Medallion Bank took large valuation allowances against medallion loans and owned medallions in the quarter, and yet still had a profitable quarter. We believe the NYC medallion industry is stabilizing. To date, our combined actual losses in medallion lending have been just 75 basis points or $3.6 million in 2016 and were de minimis in prior years, yet we have taken a very conservative approach on our combined medallion loan loss reserves, exceeding 6.4% or $40.5 million.”

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “For Medallion Financial, loans 90 days or more past due were 15.6%, compared to 10.9% last quarter. On a combined basis with Medallion Bank, loans 90 days or more past due were 7.4%, compared to 5.5% last quarter. Medallion loans 90 days or more past due were 19.4%, compared to 13.5% last quarter, and were 15.9% of the combined medallion loan portfolio, compared to 11.6% last quarter. Additionally, we have conservative underwriting standards and personal guarantees on virtually all of these loans. Our net unrealized depreciation on the loan portfolios was 3.51%, compared to 1.43% at year end. Medallion Bank had medallion loan loss reserves of 8.64%, compared to 1.81% at year end.

“Medallion Financial had realized gains of 1.76% in the 2016 quarter, and 0.00% in the nine months, compared to gains of 1.40% in the 2015 full year, and Medallion Bank had a net loss rate of 0.66% in 2016, compared to 1.06% in the 2015 full year. Additionally, Medallion Financial had realized losses of 1.10% on medallion loans in 2016, compared to 0.04% for the 2015 full year, and Medallion Bank had losses of 0.42%, compared to 0.0% for the 2015 full year. These results continue to evidence the solid credit performance of our businesses,” said Mr. Hall.

“Medallion’s debt to equity ratio was 1.25 to 1, providing room for increasing our leverage and growing our businesses down the road,” said Mr. Hall.

Medallion loans outstanding were $288,257,000 at quarter end, down $21,175,000 or 7% from $309,432,000 a year ago, representing 49% of the investment portfolio compared to 54% a year ago, and were yielding 4.07%, compared to 4.08% a year ago. The decrease in outstandings primarily reflected increases in unrealized depreciation reflecting current market conditions, and planned portfolio shrinkage in most markets. The managed medallion portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $612,015,000 at quarter end, down $66,918,000 or 10% from $678,933,000 a year ago, reflecting the above.

The commercial loan portfolio was $81,110,000 at quarter end, compared to $72,292,000 a year ago, an increase of $8,818,000 or 12%, and represented 14% of the investment portfolio compared to 13% a year ago. The increase primarily reflected growth in the high-yield mezzanine portfolio, partially offset by decreases in other secured commercial loans, and reflecting the sale of the asset-based loan portfolio. Commercial loans yielded 13.07% at quarter end, up 6% from 12.34% a year ago, primarily reflecting changes in the portfolio mix and higher yields on the mezzanine portfolio. The net managed commercial loan portfolio, which includes loans at Medallion Bank and those serviced for or by third parties, was $85,623,000 at quarter end, down $28,766,000 or 25% from $114,389,000 a year ago, primarily reflecting the changes described above.

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Medallion Financial Announces 2016 Third Quarter Results p. 3

Investments in Medallion Bank and other controlled subsidiaries were $208,098,000 at quarter end, up $53,642,000 or 35% from $154,456,000 a year ago, primarily reflecting net appreciation, our equity in the earnings of Medallion Bank and other portfolio company investments, capital contributions made, dividends paid, and portfolio sales, and which represented 36% of the investment portfolio, compared to 27% a year ago, and which yielded 3.88% at quarter end, compared to 14.57% a year ago, primarily reflecting the dividends from Medallion Bank, which were lower in 2016.

Equity investments were $8,163,000 at quarter end, up $2,728,000 or 50% from $5,435,000 a year ago, primarily reflecting portfolio appreciation and net increases in equity investments, and which represented 1% of the investment portfolio in both periods, and had a dividend yield of 0.66%, compared to 1.06% a year ago. Investment securities were $0 at quarter end, compared to $29,963,000 a year ago, when they represented 5% of the net investment portfolio, and had a yield of 0.45%.

Medallion Bank’s consumer loan portfolio increased $79,647,000 or 13% to $676,052,000 at quarter end from $596,405,000 a year ago, and represented 47% of the managed loan portfolio, compared with 41% a year ago. The consumer loan portfolio yielded 14.44% compared to 14.19% a year ago, primarily reflecting changes in the portfolio mix. The increase in outstandings reflected increases in all product lines, particularly the home improvement and recreational vehicle lending portfolios. Including the consumer loans that were sold, the consumer lending business grew by 30%.

Overall total managed assets increased $13,000,000 or 1% to $1,634,000,000 at quarter end, up from $1,621,000,000 a year ago. The Company’s net asset value, or book value per share, increased $0.19 from $11.42 at year end to $11.61 at September 30, 2016. This increase is primarily a result of stock repurchases and Medallion Bank retaining more of its earnings.

The Company is continuing to evaluate whether it will drop its regulated investment company (RIC) election and will make a determination in the first quarter of 2017. If the Company drop its RIC election, it may realize tax efficiencies, accretive to income, by filing a consolidated tax return with all of its corporate tax paying operating subsidiaries, the largest being Medallion Bank, and potentially offsetting some of Medallion Bank’s taxable income against taxable losses in other smaller subsidiaries. The primary benefit of being a RIC is not paying a corporate level income tax. However, with almost all of the Company’s earnings coming from Medallion Bank, which is already paying taxes, that benefit no longer exists, although it had been a benefit in the past.

The Company announced a distribution of $0.05 per share for the 2016 third quarter. This brings the total distributions declared over the last four quarters to $0.60. The current distribution will be paid on December 7, 2016 to shareholders of record on November 30, 2016. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $263,000,000 or $14.66 per share in distributions.

The Company further announced the extension of its stock buyback program. The Company may repurchase its common stock in open market purchases or in privately negotiated transactions. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program will be funded using the Company’s working capital. Mr. Murstein concluded, “With a stock trading well below net asset value, we feel that a buyback at our current stock price is an excellent use of our capital.”

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Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2015 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Total investment income	$5,269	$10,665	$20,091	$33,334
Total interest expense	3,373	2,402	9,273	6,957

Net interest income	1,896	8,263	10,818	26,377

Total noninterest income	104	121	165	287

Salaries and benefits	3,039	2,916	8,816	9,234
Professional fees	575	374	1,341	1,153
Occupancy expense	294	221	702	669
Other operating expenses	698	637	2,093	2,138

Total operating expenses	4,606	4,148	12,952	13,194

Net investment income (loss) before income taxes	(2,606)	4,236	(1,969)	13,470
Income tax (provision) benefit	—	—	—	—

Net investment income (loss) after income taxes	(2,606)	4,236	(1,969)	13,470

Net realized gains (losses) on investments	2,499	353	(7)	8,576

Net change in unrealized (depreciation) on investments	(20,763)	(3,925)	(25,787)	(12,868)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	25,913	6,648	44,221	13,288

Net unrealized appreciation on investments	5,150	2,723	18,434	420

Net realized/unrealized gains on investments	7,649	3,076	18,427	8,996

Net increase in net assets resulting from operations	$5,043	$7,312	$16,458	$22,466

Net investment income (loss) after income taxes per common share
Basic	($0.11)	$0.17	($0.08)	$0.55
Diluted	(0.11)	0.17	(0.08)	0.55

Net increase in net assets resulting from operations per common share
Basic	$0.21	$0.30	$0.68	$0.92
Diluted	0.21	0.30	0.68	0.92

Distributions declared per share	$0.05	$0.25	$0.35	$0.75

Weighted average common shares outstanding
Basic	24,136,807	24,290,502	24,173,897	24,387,726
Diluted	24,184,518	24,340,913	24,227,067	24,461,390

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	September 30, 2016	December 31, 2015
Assets
Medallion loans, at fair value	$288,257	$308,408
Commercial loans, at fair value	81,110	81,895
Investment in Medallion Bank and other controlled subsidiaries, at fair value	208,098	159,913
Equity investments, at fair value	8,163	6,859
Investment securities, at fair value	—	49,884

Net investments	585,628	606,959
Cash and cash equivalents	24,708	30,912
Accrued interest receivable	697	1,003
Fixed assets, net	374	198
Investments other than securities	19,020	37,882
Goodwill, net	5,099	5,099
Other assets, net	5,565	6,997

Total assets	$641,091	$689,050

Liabilities
Accounts payable and accrued expenses	$6,184	$5,120
Accrued interest payable	1,928	1,302
Funds borrowed	352,196	404,540

Total liabilities	360,308	410,962

Commitments and contingencies	—	—
Total shareholders’ equity (net assets)	280,783	278,088

Total liabilities and shareholders’ equity	$641,091	$689,050

Number of common shares outstanding	24,183,361	24,346,693
Net asset value per share	$11.61	$11.42

Total managed loans	$1,373,689	$1,410,213
Total managed assets	1,633,585	1,654,658